Exhibit 16.1

March 10, 2008

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

RE:  SmartPay Express, Inc.

We were dismissed on March 1, 2008, as the independent registered public accountants of SmartPay Express, Inc.

We have read the statements that we understand SmartPay Express, Inc. will include under Item 4.01 of the Form 8-K report that it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Traci J. Anderson, CPA

Traci J. Anderson, CPA